                                              Filed Under Rule 424(b)(3) and (c)
                                                           File Number 333-69477



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                  Prospectus Supplement Dated January 18, 2000

                                       To

                  Prospectus Supplement dated January 13, 1999
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                         WEBB INTERACTIVE SERVICES, INC.
          10% Preferred Stock and Series A Preferred Stock and Warrants and Shares of Common Stock Issuable Upon Conversion Thereof


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     The following information supplements, and must be read in connection with, the information contained in the prospectus, dated January 13, 1999, of Webb Interactive Services, Inc. ("Webb") (formerly known as Online System Services, Inc.), a Colorado corporation This prospectus supplement must be delivered with a copy of the prospectus. All capitalized terms not otherwise defined herein have the respective meanings ascribed to them in the prospectus.

     The following information replaces information provided in the prospectus under the caption "Selling Shareholders." On January 12, 2000, Carriage Partners LLC acquired a warrant to purchase 50,000 shares of Webb's common stock from Arrow Investors LLC and a warrant to purchase 50,000 shares of Webb's common stock from West End Capital LLC at an exercise price of $16.33. The controlling person of Carriage Partners LLC is Ms. Ora Gichtin. This supplement is intended to remove Arrow Investors LLC and West End Capital LLC as selling shareholders and to add Carriage Partners LLC as a selling shareholder.


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                                                                                       Percentage of
                           Shares of Common                     Shares of Common        Common Stock
                              Stock Owned    Shares of Common     Stock Owned        Owned Beneficially
Name of Selling              Beneficially     Stock Offered    Beneficially After     Before Offering/
Shareholder                 Before Offering       Hereby            Offering         After Offering (1)
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
Carriage Partners LLC           100,000          100,000               0              1.2%*        0%

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*    As of January 17, 2000


           The date of this prospectus supplement is January 18, 2000.